Exhibit 35.8

ANNUAL STATEMENT AS TO COMPLIANCE

COMM 2014-CCRE14

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Certificate Administrator (a “Certifying Servicer”) under the Pooling and Servicing Agreement, dated as of January 1, 2014 (the “Agreement”), by and among, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, U.S. Bank National Association, as Trustee, Deutsche Bank Trust Company Americas, as Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, here by certifies in accordance with Section 10.11 of the Agreement:

A)	A review of such Certifying Servicer’s activities from January 1, 2015 to December 31, 2015 (the “reporting period”) and of such Certifying Servicer’s performance under the Agreement has been made under such officer’s supervision and
B)	That, as to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the reporting period.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Certificate Administrator

BY: David Co

Title: Director

Date: March 1, 2016